Exhibit 10.18

FOURTH AMENDMENT TO

OFFICE LEASE AGREEMENT

THIS FOURTH AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is dated, for reference purposes only, June 27, 2013, and is made and entered into by and between TP BUILDING I, LLC, a Utah Limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”).

Recitals

A. On or about November 17, 2006, Landlord and Tenant entered into an Office Lease Agreement in which Landlord agreed to lease to Tenant certain premises located in The Pointe I, an office building (the “Building”) located at approximately 15 West Scenic Drive, Draper, Utah, as more particularly defined below. Said Office Lease Agreement has been amended by a First Amendment to Office Lease Agreement dated October 18, 2007, a Second Amendment to Office Lease Agreement dated March 2012, and a Third Amendment to Office Lease Agreement dated August 22, 2012. The Office Lease Agreement, First Amendment to Office Lease Agreement, Second Amendment to Office Lease Agreement, and Third Amendment to Office Lease Agreement are hereinafter collectively referred to as the “Lease”.

B. Landlord and Tenant now desire to amend the Lease to expand the leased premises, adjust the Base Rent, and make certain other changes, all as stated herein.

Terms and Conditions

NOW, THEREFORE, in consideration of the Lease and the mutual promises contained in the Lease and in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated into this Amendment and form a part hereof.

2. Definitions. The following terms shall have the following meanings for purposes of this Amendment:

“Allowance” – shall mean the allowance of $22,900.00 as described in Section 7 of this Amendment.

“Amendment” – defined in the first paragraph above.

“Building” – the office building located at approximately 15 West Scenic Drive, Draper, Utah with the sign “Building 2” in which the Tenant is currently located.

“Expansion Area” shall mean that certain space on the first floor of the Building which is depicted on Exhibit “A” attached to this Amendment and incorporated by reference herein. The Rentable Square Footage of the Expansion Area is 2,466 square feet and the Usable Square Footage of the Expansion Area is 2,260 square feet.

“Expansion Date” shall mean the date Tenant takes occupancy of the Expansion Area, but in no event later than thirty days after Landlord delivers possession of the Expansion Area to Tenant.

“Initial Premises” as used in this Amendment shall mean all premises leased by Tenant in the Building prior to the addition of the Expansion Area described in this Amendment. The Initial Premises contain 46,783 Rentable Square Feet of space.

“Known Brokers” – defined in Section 10.

“Landlord” – defined in the first paragraph of this Amendment.

“Lease” – defined in Recital A.

“Revised Premises” shall mean the premises governed by the Lease after the addition of the Expansion Area described in this Amendment, consisting of the Initial Premises and the Expansion Area. The Revised Premises will contain 49,249 Rentable Square Feet.

“Tenant” – defined in the first paragraph of this Amendment.

“Third Amendment” shall mean the Third Amendment to Office Lease Agreement between Landlord and Tenant dated August 22, 2012.

All other capitalized terms used in this Amendment and not defined herein shall have the meanings attributed to such terms in the Lease.

3. Expansion of Premises. As of the Expansion Date, Landlord will have delivered the Expansion Area to Tenant and Tenant agrees to accept and lease the Expansion Area from Landlord. Thereafter, the Premises governed by the Lease will be the Revised Premises, including, for all purposes, the Initial Premises and the Expansion Area, and totaling 49,249 Rentable Square Feet.

4. Lease Term for Expansion Area Coterminous With Initial Premises. The Termination Date for the lease of the Expansion Area will be April 30, 2019, which is the same as the Termination Date for the Initial Premises.

5. Base Rent. Until the Expansion Date, Tenant will continue to pay Base Rent as specified in the Third Amendment. Base Rent for the Expansion Area will be the same as the Base Rent for the Initial Premises, except that no Base Rent will be charged on the Expansion Area for the first five (5) months after the Expansion Date. Accordingly, the Base Rent to be paid by Tenant for the Revised Premises from the Expansion Date through the end of the Term is as follows:

Months	Annual Rate Per Sq. Ft.	Rentable Sq.Ft.	Annual Base Rent		Monthly Base Rent
From Expansion Date thru November 30, 2013	$15.85	46,783	*$	741,510.55	$61,792.55
From November 30, 2013 thru end of 5-month **Free Rent Period	$16.33	46,783	*$	763,966.39	$63,663.87
From end of 5-month **Free Rent Period until November 30, 2014	$16.33	49,249	*$	804,236.17	$67,019.68
December 1, 2014 thru November 30, 2015	$16.82	49,249		$828,368.18	$69,030.68
December 1, 2015 thru November 30, 2016	$17.32	49,249		$852,992.68	$71,082.72
December 1, 2016 thru November 30, 2017	$17.84	49,249		$878,602.16	$73,216.85
December 1, 2017 thru November 30, 2018	$18.37	49,249		$904,704.13	$75,392.01
December 1, 2018 thru April 30, 2019	$18.93	49,249	*$	932,283.57	$77,690.30

Notes to Rent Charts:

*	These amounts are stated on an annual basis, although there are less than 12 months in the applicable period.
**	No Base Rent will be charged on the Expansion Area for the first five (5) months after the Expansion Date (the “Free Rent Period”). If the Expansion Date falls on a day other than the first day of a calendar month, the Base Rent for the Expansion Area for the month in which the Free Rent Period ends will be prorated. Although Tenant will pay no Base Rent on the Expansion Area during the Free Rent Period, Tenant will pay its Pro Rata Share of Expenses and Taxes for the Expansion Area during the Free Rent Period.

6. Pro Rata Share. Until the Expansion Date, Tenant’s Pro Rata Share of Expenses and Taxes shall be 40.65%. From and after the Expansion Date, Tenant’s Pro Rata Share of Expenses and Taxes shall be 42.80%.

7. Allowance. Landlord agrees to provide an Allowance to Tenant in an amount up to a maximum of $22,600.00 (calculated for reference purposes only as $10.00 x 2,260 Usable Square Feet in the Expansion Area). The Allowance shall only be used to reimburse Tenant for improvements to the Expansion Area to be made within sixty (60) days after the Expansion Date, and will be paid or credited to Tenant upon completion of said improvements to the Expansion Area and submission of copies of invoices and other evidence of expenditures to Landlord.

8. Parking. Until the Expansion Date, Tenant shall be entitled to the use of 230 parking stalls, subject to the terms and conditions of the Lease governing parking. From and after the Expansion Date, Tenant shall be entitled to the use of 245 parking stalls, subject to the terms and conditions of the Lease governing parking.

9. Expansion Area Accepted “As Is”. Tenant agrees to accept the Expansion Area strictly “As Is”. Landlord will not perform any cleaning or repairs prior to Tenant’s occupancy. Any cleaning, repairs, refurbishing, or finishing desired by Tenant shall be performed at Tenant’s sole expense (subject to the Allowance provisions of Section 7 hereof) and shall be subject to all of the provisions of Section 9 of the Lease governing Alterations.

10. Commissions. Landlord will pay any commission due to Coldwell Banker Commercial NRT which will in turn pay Cresa of Salt Lake City a commission equal to three percent (3%) of the gross full service equivalent rental value of the Expansion Area (collectively, the “Known Brokers”) in connection with this transaction. The parties acknowledge that they have not used any real estate brokers or finders with respect to this Amendment other than the Known Brokers. Each party represents and warrants to the other that the warranting party knows of no real estate broker or agent who is or might be entitled to compensation in connection with this Amendment other than Known Brokers. Each party, as indemnifying party, agrees to indemnify, defend and hold the other party harmless from and against any and all liabilities or expenses, including reasonable attorneys’ fees and costs, arising out of any claim for brokerage commissions, finder’s fees, or similar compensation by any person other than Known Brokers, which claim is based on any alleged act or agreement of the indemnifying party.

11. Confidentiality. Landlord and Tenant each acknowledge that the terms and conditions of this Amendment (including without limitation the rental rate and concessions granted to Tenant herein) and the Lease are to remain confidential, and may not be disclosed to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent; provided, however, that either party may disclose the terms and conditions of this Amendment and the Lease to its auditors, accountants, attorneys, brokers or its affiliate(s), as reasonably required in the conduct of such party’s affairs, or as required by legal process. The consent by a party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure.

12. Repayment of Rent Concession. Tenant acknowledges that its right to occupy the Expansion Area without paying Base Rent during the Free Rent Period is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under the Lease, as amended hereby, including the payment of all rent. If Tenant defaults in its obligations under the Lease and does not cure such default after any required notice and within any applicable grace period, the Specified Percentage of the Base Rent for the Free Rent Period for the Expansion Area shall immediately become due and payable in full, at the initial per square foot rate described in Section 5 of this Amendment. As used herein, the “Specified Percentage” shall mean the percentage equal to the fraction, the numerator of which is the number of months remaining in the Term after the date of default and the denominator of which is the number 70.

13. Miscellaneous. The Lease and this Amendment contain all of the representations, understandings, and agreements of the parties with respect to matters contained herein. The parties acknowledge and agree that the Lease and this Amendment were both negotiated by all parties, that they shall be interpreted as if they were drafted jointly by all of the parties, and that neither the Lease, this Amendment, nor any provision within them, shall be construed against any party or its attorney because it was drafted in full or in part by any party or its attorney. Each of the individuals who have executed this Amendment represents and warrants that he or she is duly authorized to execute this Amendment on behalf of Landlord or Tenant as the case may be, that all corporate, partnership, trust or other action necessary for such party to execute and perform the terms of this Amendment have been duly taken by such party, and that no other signature and/or authorization is necessary for such party to enter into and perform the terms of this Amendment. This Amendment may be executed in any number of counterparts, provided each counterpart is identical in its terms. Each such counterpart, when executed and delivered will be deemed to be an original, and all such counterparts together shall be deemed to constitute one and the same instrument. Facsimile transmission of a signed counterpart shall be deemed to constitute delivery of the signed original. Time is of the essence in the interpretation and enforcement of this Amendment. This Amendment shall be governed by and construed in accordance with the laws of the State of Utah and each of the parties hereto submits to the non-exclusive jurisdiction of the courts of the State of Utah in connection with any disputes arising out of the Lease or this Amendment. In the event of any legal action arising under this Amendment, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees from the non-prevailing party.

14. Effect of Amendment on Lease. In the event of any conflict between the provisions of this Amendment and the provisions of the Lease, this Amendment will control. Except as modified hereby, the Lease remains in full force and effect between the parties.

15. Binding Only on Full Execution. The submission of an unsigned copy of this Amendment by either party to the other shall not constitute an offer or option with respect to the matters contained herein. This Amendment shall become effective and binding only upon execution and delivery by both Tenant and Landlord.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Office Lease Agreement on the dates indicated next to their signatures below.

LANDLORD:		TENANT:

TP BUILDING I, LLC, a Utah limited liability company		HEALTHEQUITY, INC., a Delaware corporation

By:		By:
Title:	Manager	Title:	SVP/officer
Date:	7/11/13	Date:	7/10/2013

EXHIBIT “A”

DEPICTION OF EXPANSION AREA

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Exhibit A – Page 1